Exhibit 15.1
August 9, 2011

Aflac Incorporated
Columbus, Georgia

Re: Registration Statement on Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated August 5, 2011 and May 6, 2011, respectively, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Atlanta, Georgia